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                                                                   EXHIBIT 16.1




Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


March 25, 2002

Dear Sir/Madam:

We have read Item 9 included in this Form 10-K dated March 25, 2002, of Valero L.P. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/  Arthur Andersen LLP